UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 23, 2009

Adobe Systems Incorporated
 (Exact name of Registrant as specified in its charter)

Delaware	0-15175	77-0019522
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Park Avenue
San Jose, California 95110-2704
 (Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 536-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On October 23, 2009, Adobe Systems Incorporated, a Delaware corporation (“Adobe”), completed its acquisition of all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Omniture, Inc., a Delaware corporation (“Omniture”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 15, 2009, among Adobe, Snowbird Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Adobe (the “Purchaser”), and Omniture.

Adobe’s acquisition of the Shares was structured as a two-step transaction, consisting of a cash tender offer by the Purchaser for the Shares at a price of $21.50 per Share, net to the seller in cash, without interest but subject to any applicable tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 24, 2009, and in the related Letter of Transmittal, each, as amended and supplemented from time to time, filed by Adobe and the Purchaser with the Securities and Exchange Commission on September 24, 2009 (the “Offer”), followed by the merger of the Purchaser with and into Omniture, with Omniture surviving as a wholly owned subsidiary of Adobe (the “Merger”).

The Offer expired at 12:00 midnight, New York City, New York time, on Thursday, October 22, 2009. Based upon information provided by Computershare Trust Company, N.A., the depositary for the Offer, an aggregate of approximately 68,125,532 Shares were validly tendered and not withdrawn prior to the expiration of the Offer, representing approximately 86.68% of the Shares outstanding as of October 22, 2009. The depositary also advised Adobe that it received commitments to tender approximately 3,031,464 additional shares under the guaranteed delivery procedures for the Offer. On October 23, 2009, the Purchaser accepted for payment all validly tendered and not withdrawn Shares (including certain Shares tendered to the depositary pursuant to the Offer’s guaranteed delivery procedure) in accordance with the terms and conditions of the Offer and applicable law. On October 23, 2009, Adobe issued a press release, which is filed as Exhibit 99.1 hereto and incorporated herein by reference, announcing the successful completion of the Offer.

Following the Purchaser’s acceptance for payment of all validly tendered and not withdrawn Shares on October 23, 2009, pursuant to the terms of the Merger Agreement, the Purchaser completed the Merger in accordance with the provisions of Delaware law that authorize the completion of the Merger without a vote or meeting of the stockholders of Omniture. In order to accomplish the Merger as a “short form” merger under Delaware law, the Purchaser exercised its “top-up” option pursuant to the Merger Agreement, which permitted it to purchase additional shares of common stock of Omniture directly from Omniture for $21.50 per share, the same price paid in the Offer. In the Merger, each Share was cancelled and converted (other than Shares held by Adobe, the Purchaser, Omniture or any of their respective wholly owned subsidiaries and Shares held by holders who properly exercise their appraisal rights with respect to the Shares under applicable Delaware law) into the right to receive $21.50 per Share, net to the holder in cash, without interest but subject to any applicable tax withholding. Following the Merger, Omniture became a wholly owned subsidiary of Adobe. Following the consummation of the Merger, on October 23, 2009, an application to terminate the registration of the Shares under the Securities and Exchange Act of 1934, as amended, was filed, and the Shares ceased to be traded on The NASDAQ Global Select Market. The foregoing summary description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the terms of the Merger Agreement, a copy of which was filed as Exhibit 2.1 to Adobe’s Current Report on Form 8-K dated September 15, 2009 and is incorporated herein by reference.

Adobe’s acquisition of Omniture was valued at approximately $1.8 billion on a fully-diluted equity-value basis. Adobe funded the acquisition with its existing cash balances and funds available under its existing senior unsecured revolving credit facility.

Item 9.01 Financial Statements and Exhibits.

(a)           Financial Statements of Businesses Acquired.

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b)           Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(d) Exhibits.

Exhibit No.	Description
2.1

Agreement and Plan of Merger, dated as of September 15, 2009, among Adobe, the Purchaser and Omniture (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Adobe with the SEC on September 15, 2009).

99.1

Press Release issued by Adobe, dated October 23, 2009 (incorporated by reference to Exhibit (a)(5)(E) to Amendment No. 4 to Schedule TO filed by the Purchaser and Adobe with the SEC on October 23, 2009).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADOBE SYSTEMS INCORPORATED

Date: October 26, 2009	By:	/s/ Mark Garrett
Mark Garrett
Executive Vice President and Chief Financial Officer